UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                Current Report Pursuant to Section 13 or 15(d) of
                           The Securities Act of 1934

         Date of Report (Date of earliest event reported) July 21, 2004

             (Exact name of registrant as specified in its charter)
                                DST Systems,Inc.

            (State or other       (Commission        (I.R.S. Employer
              jurisdiction        File Number)       Identification No.)
           of incorporation)

                Delaware            1-14036              43-1581814

                333 West 11th Street, Kansas City, Missouri 64105
               (Address of principal executive offices) (Zip Code)

        Registrant's telephone number, including area code (816) 435-1000

                                 Not Applicable
         (Former name or former address, if changed since last report.)

                                    FORM 8-K
                                DST SYSTEMS, INC.

ITEM 7  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(c) Exhibits.
                  Exhibit No.       Description of Document
                  99.1              News Release dated July 21, 2004

ITEM 12 RESULTS OF OPERATIONS AND FINANCIAL CONDITIONS

See attached as an Exhibit to this Form 8-K a News Release dated July 21, 2004 concerning the announcement of financial results.

The information in this Current Report on Form 8-K, including the exhibit, shall not be deemed "filed" for the purposes of or otherwise subject to the liabilities under Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference into the filings of the registrant under the Securities Act of 1933.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                           DST Systems, Inc.

                           /s/ Randall D. Young
                           Vice President, General Counsel and Secretary

Date:  July 22, 2004

                                                               Exhibit 99.1

        DST SYSTEMS, INC. ANNOUNCES SECOND QUARTER 2004 FINANCIAL RESULTS

KANSAS CITY, MO. (July 21, 2004) - Consolidated net income for DST Systems, Inc. (NYSE: DST) for the second quarter 2004 was $51.8 million ($0.60 per diluted share) compared to second quarter 2003 net income of $53.0 million ($0.44 per diluted share). Second quarter 2004 results include $2.4 million of net after tax gains on securities. Second quarter 2003 results include net after tax income of $0.7 million primarily related to $1.2 million of net gains on securities partially offset by $0.5 million of costs for facility and other consolidations.

The management of DST analyzes historical results adjusted for certain items that are not necessarily ongoing in nature, do not have a high level of predictability associated with them or are non-operational in nature. Generally, these items include net gains (losses) on dispositions of business units, net gains (losses) associated with securities, restructuring costs and other similar items. Management believes the exclusion of these items provides a better basis for evaluating underlying business unit performance.

Excluding the above mentioned items recorded in both the second quarters of 2004 and 2003, DST's consolidated net income for the quarter ended June 30, 2004 was $49.4 million ($0.57 per diluted share) compared to second quarter 2003 net income of $52.3 million ($0.44 per diluted share), a 5.5% decrease in net income and a 29.5% increase in diluted earnings per share.

Year to date, DST's consolidated net income was $103.4 million ($1.19 per diluted share) in 2004 compared to $104.4 million ($0.87 per diluted share) in 2003. Year to date 2004 results include net after tax income of $3.3 million primarily related to $3.7 million of net gains on securities, partially offset by $0.4 million of costs for facility and other consolidations. Year to date 2003 results include net after tax income of $0.3 million primarily related to $1.3 million of net gains on securities, partially offset by $1.0 million of costs for facility and other consolidations. Excluding the above mentioned items recorded in both 2004 and 2003, DST's consolidated net income for the six months ended June 30, 2004 was $100.1 million ($1.16 per diluted share) compared to 2003 net income of $104.1 million ($0.87 per diluted share), a 3.8% decrease in net income and a 33.3% increase in diluted earnings per share.

Financial Overview

Revenues

The following table summarizes the Company's revenues by segment (in millions):

                              Quarter ended                Six months ended
                                 June 30,                       June 30,
                           ---------------------       ------------------------
                             2004         2003           2004           2003
                           --------     --------       ---------      ---------

  Revenues
    Financial Services
      Operating             $ 280.0      $ 263.4        $  551.6       $  517.4
      OOP reimbursements       39.0         39.3            76.8           76.5
                           --------     --------       ---------      ---------

                            $ 319.0      $ 302.7        $  628.4       $  593.9
                           ========     ========       =========      =========


     Output Solutions
      Operating             $ 110.6      $ 134.9        $  231.5       $  279.0
      OOP reimbursements      138.5        151.5           284.9          313.9
                           --------     --------       ---------      ---------

                            $ 249.1      $ 286.4        $  516.4       $  592.9
                           ========     ========       =========      =========


     Customer Management
      Operating             $  46.6      $  43.7        $   96.6       $   89.9
      OOP reimbursements       13.5         15.9            27.5           32.1
                           --------     --------       ---------      ---------

                            $  60.1      $  59.6        $  124.1       $  122.0
                           ========     ========       =========      =========


     Investments and Other
      Operating             $  16.3      $  14.8        $   31.7       $   29.5
      OOP reimbursements        0.1          0.1             0.2            0.2
                           --------     --------       ---------      ---------

                            $  16.4      $  14.9        $   31.9       $   29.7
                           ========     ========       =========      =========


     Eliminations
      Operating             $ (28.0)     $ (25.8)       $  (55.9)      $ (53.1)
      OOP reimbursements      (23.3)       (20.8)          (42.1)        (48.6)
                           --------     --------       ---------      ---------

                            $ (51.3)     $ (46.6)       $  (98.0)      $(101.7)
                           ========     ========       =========      =========


     Total Revenues
      Operating             $ 425.5      $ 431.0        $  855.5      $   862.7
      OOP reimbursements      167.8        186.0           347.3          374.1
                           --------     --------       ---------      ---------

                            $ 593.3      $ 617.0        $1,202.8       $1,236.8
                           ========     ========       =========      =========

Consolidated operating revenues for the quarter decreased $5.5 million or 1.3% over the prior year quarter. Financial Services operating revenues increased $16.6 million or 6.3% from higher U.S. mutual fund servicing, consumer risk transfer program servicing and investment accounting software revenues, partially offset by a decrease in EquiServe, Inc. ("EquiServe") shareowner and corporate action servicing revenues. Output Solutions operating revenues declined $24.3 million or 18.0% reflecting the absence of DST Output Marketing Services, Inc. ("OMS") revenues subsequent to the exchange transaction with Janus Capital Group Inc. ("Janus Exchange"), which was completed in December 2003. OMS operating revenues totaled $17.1 million in the second quarter 2003. Customer Management operating revenues increased $2.9 million or 6.6% from higher equipment sales and software development revenues, partially offset by lower processing revenues. Consolidated Out-of-Pocket ("OOP") reimbursements decreased $18.2 million or 9.8%.

Consolidated operating revenues for the six months ended June 30, 2004 decreased $7.2 million or 0.8% over the comparable prior year period as lower Output Solutions revenues resulting from the absence of OMS were essentially offset by higher Financial Services and Customer Management revenues.

Income from operations

The following table summarizes the Company's income from operations by segment (in millions):

                               Quarter ended                Six months ended
                                  June 30,                      June 30,
                           ---------------------       ------------------------
                             2004         2003           2004            2003
                           --------     --------       ---------      ---------
  Income from operations
  Financial Services       $  64.8      $  59.6        $  122.8       $  115.4
  Output Solutions             4.0          5.6            13.2           15.2
  Customer Management          7.0          6.5            17.9           15.6
  Investments and Other        3.7          2.1             7.5            5.0
                           --------     --------       ---------      ---------
                           $  79.5      $   73.8       $  161.4       $  151.2
                           ========     ========       =========      =========

Consolidated income from operations for the quarter increased $5.7 million or 7.7% over the prior year quarter and $10.2 million or 6.7% over the comparable prior year period primarily from higher levels of Financial Services operating income.

Segment Results

Financial Services Segment

Financial Services segment operating revenues (excluding OOP reimbursements) for the second quarter 2004 were $280.0 million, an increase of $16.6 million or 6.3% over the second quarter 2003.

U.S. Financial Services segment operating revenues in the second quarter 2004 increased $7.5 million or 3.2% over the prior year quarter. The increase in U.S. revenues resulted from higher U.S. mutual fund servicing and consumer risk transfer program servicing revenues, partially offset by a decrease in EquiServe shareowner servicing and corporate action servicing revenues.

U.S. mutual fund open shareowner accounts processed totaled 90.8 million at June 30, 2004, a net increase of 0.7 million or 0.8% for the quarter and an increase of 2.9 million or 3.3% from the 87.9 million serviced at December 31, 2003. During the quarter approximately 0.9 million shareowner accounts converted from new clients, which was offset by the loss of 0.6 million accounts from a client which was acquired by an organization with "in-house" processing facilities. Tax-advantaged retirement and educational savings accounts serviced (which include 529 and Coverdell savings plan accounts) totaled 35.6 million at June 30, 2004, an increase of 0.7 million or 2.0% for the quarter and an increase of
1.7 million or 5.0% from the 33.9 million serviced at December 31, 2003. The increase in tax-advantaged accounts serviced during the quarter resulted primarily from increased IRAs.

EquiServe shareowner accounts serviced totaled 19.7 million at June 30, 2004, a decrease of 1.8 million during the quarter and a decrease of 2.6 million from 2003 year end levels, primarily from client losses resulting from corporate mergers.

International Financial Services segment operating revenues totaled $35.1 million for the second quarter 2004, an increase of $9.1 million or 35.0% over the prior year quarter, primarily from higher investment accounting software license and maintenance revenues and higher foreign currency exchange rates.

Financial Services segment income from operations for the second quarter 2004 increased $5.2 million or 8.7% over the prior year quarter to $64.8 million. Operating margin for the quarter increased 0.5% over the prior year quarter to 23.1%. Increases in revenues and corporate cost containment activities contributed to the increase in income from operations and operating margins. Costs and expenses increased 3.4% compared to the prior year quarter, primarily from higher personnel costs. Depreciation and amortization costs increased 16.0% compared to the prior year quarter, primarily attributable to depreciation of capital costs for DST's recovery data center, which became operational during the fourth quarter of 2003.

Financial Services segment operating revenues for the six months ended June 30, 2004 were $551.6 million, an increase of $34.2 million or 6.6% over the prior year six month period, principally from increased U.S. mutual fund servicing, consumer risk transfer program servicing and international software license and maintenance revenues, partially offset by a decrease in EquiServe revenues. Financial Services segment income from operations for the six months ended June 30, 2004 increased $7.4 million or 6.4% over the prior year period to $122.8 million for the same reasons as previously mentioned. Operating margin was essentially unchanged from the prior year. Costs and expenses increased 4.7% in the six months ended June 30, 2004, principally from increased personnel costs. Depreciation and amortization increased 15.4% in the six months ended June 30, 2004, primarily attributable to depreciation of capital costs for DST's recovery data center, which became operational during the fourth quarter of 2003.

Output Solutions Segment

Output Solutions segment operating revenues for the quarter ended June 30, 2004 were $110.6 million, a decrease of $24.3 million or 18.0% from second quarter 2003, reflecting the absence of OMS revenues in the current year quarter and lower telecommunications revenues. OMS operating revenues totaled $17.1 million in the second quarter 2003. Items mailed decreased 5.3% to 395 million compared to second quarter 2003.

Output Solutions segment income from operations for the second quarter decreased $1.6 million over the prior year quarter to $4.0 million, primarily from lower revenues. Segment results include $0.8 million of costs in 2003 associated with previously announced facility and other consolidations. Costs and expenses decreased $33.9 million or 12.5% from the second quarter 2003, reflecting the absence of OMS costs and expenses, cost containment activities and lower OOP expenses. Depreciation and amortization decreased $1.8 million compared to the prior year quarter, reflecting the exclusion of OMS and lower capital expenditures.

Output Solutions segment operating revenues for the six months ended June 30, 2004 were $231.5 million, a decrease of $47.5 million or 17.0% from the prior year period. OMS operating revenues for the six months ended June 30, 2003 were $33.3 million. Segment income from operations for the six months ended June 30, 2004 decreased $2.0 million or 13.2% from the prior year period to $13.2 million.

Customer Management Segment

Customer Management segment operating revenues for the quarter ended June 30, 2004 were $46.6 million, an increase of $2.9 million or 6.6% over the 2003 quarter. Processing and software service revenues for the quarter decreased $1.2 million or 2.8% and equipment sales increased $4.1 million compared to second quarter 2003. Processing and software service revenues decreased primarily as a result of lower cable subscribers serviced, partially offset by higher software development revenues. Total cable and satellite subscribers serviced were 37.2 million at June 30, 2004, unchanged for the quarter and a decrease of 5.3% compared to year end 2003 levels, principally from a net decrease in international cable subscribers serviced.

Customer Management segment income from operations for the second quarter 2004 increased $0.5 million over the prior year quarter to $7.0 million from higher operating revenues. Costs and expenses increased 0.4% compared to the second quarter 2003. Depreciation and amortization decreased $0.2 million compared to the prior year quarter, primarily from lower capital expenditures.

Customer Management segment operating revenues for the six months ended June 30, 2004 were $96.6 million, an increase of $6.7 million or 7.5% over the prior year period from higher processing and service revenues and higher equipment sales. Customer Management segment income from operations for the six months ended June 30, 2004 increased $2.3 million or 14.7% over the prior year period to $17.9 million.

Investments and Other Segment

Investments and Other segment operating revenues, primarily rental income for facilities leased to the Company's operating segments, were $16.3 million for the quarter ended June 30, 2004, an increase of $1.5 million from the prior year quarter, primarily from increased real estate leasing activity. Investments and Other segment income from operations for the quarter ended June 30, 2004 increased $1.6 million over the prior year quarter.

Equity in earnings of unconsolidated affiliates

The following table summarizes the Company's equity in earnings (losses) of unconsolidated affiliates (in millions):

                               Quarter ended                Six months ended
                                  June 30,                      June 30,
                           ---------------------       ------------------------
                             2004         2003           2004            2003
                           --------     --------       ---------      ---------

  BFDS                     $   4.9      $   2.2        $    8.1       $    4.2
  IFDS                         1.6          0.4             3.5           (1.9)
  Other                       (0.9)         1.1            (0.9)           1.1
                           --------     --------       ---------      ---------
                           $   5.6      $   3.7        $   10.7       $    3.4
                           ========     ========       =========      =========

BFDS earnings increased primarily from higher revenues from client additions and improved operational efficiencies. On July 1, 2004, BFDS began performing transfer agency services for Federated, which was previously a remote client of DST. This change did not result in an increase in DST's mutual fund shareowner accounts processed. IFDS earnings increased primarily due to higher levels of accounts serviced. Accounts serviced by IFDS U.K. were 4.8 million at June 30, 2004, unchanged for the quarter and an increase of 200,000 or 4.3% from year end 2003 levels, primarily from new client conversions. An additional 650,000 accounts are scheduled to convert during 2004. Accounts serviced by IFDS Canada were 2.8 million at June 30, 2004, unchanged for the quarter and an increase of 100,000 or 3.7% from year end 2003 levels. The reduction in earnings from Other unconsolidated affiliates is principally related to pre-operating costs associated with the formation of a real estate joint venture.

Other income, net

Other income was $8.4 million for the second quarter 2004, compared to $5.9 million for the second quarter 2003. Second quarter 2004 results primarily include $4.1 million related to interest and dividend income and $3.7 million in net gains on securities. Second quarter 2003 results include primarily $4.0 million of income related to interest and dividend income and $1.9 million in net gains on securities.

Other income was $14.9 million for the six months ended June 30, 2004, compared to $10.1 million for the prior year period. Year to date 2004 results include $7.8 million primarily related to interest and dividend income and $5.7 million primarily related to net gains on securities. Year to date 2003 results include $8.1 million primarily related to interest and dividend income and $2.0 million primarily related to net gains on securities.

Interest expense

Interest expense was $13.2 million for the quarter ended June 30, 2004, compared to $3.1 million in the prior year quarter, principally from increased interest expense of $9.1 million associated with the $840 million of convertible debentures issued in August 2003. Interest expense was $26.7 million for the six months ended June 30, 2004, compared to $6.5 million in the prior year period. Average debt balances were higher in 2004 compared to 2003, primarily as a result of the convertible debentures and higher borrowings on the syndicated line of credit facility primarily to finance the Janus Exchange.

Income taxes

DST's effective tax rate was 35.5% for the quarter and six months ended June 30, 2004 and 34.0% for the quarter and six months ended June 30, 2003. The 2004 and 2003 tax rates were affected by tax aspects of certain international operations and state tax income apportionment rules. The 2003 income tax rate was lower than the 2004 rate primarily as a result of real estate related tax credits realized in 2003.

Stock Repurchase Program

During the quarter, DST purchased 700,000 shares for $32.6 million and has repurchased a total of 900,000 shares for $41.5 million under the six million share repurchase program authorized in February 2004. At June 30, 2004, shares outstanding were 84.1 million.

Proposed Accounting Standards

There are two proposed accounting standards that could potentially impact the way the Company calculates diluted earnings per share regarding incremental shares to be issued from the assumed conversion of the $840 million of convertible debentures issued in August 2003. The first proposed standard is EITF Topic 04-08, Accounting Issues Related to Certain Features of Contingently Convertible Debt and the Effect on Diluted Earnings per Share. Under EITF 04-08, a company would need to include the effects of contingently convertible bonds in diluted earnings per share from the date of issuance. Under EITF 04-08, the Company can still utilize the "net share settlement" method of calculating shares for the conversion premium if it intends to settle the principal amount of the bonds in cash and any excess value with shares of its common stock. The Company has stated that it intends to settle the conversions with cash for the principal and accrued and unpaid interest and issue common stock for any conversion value amount over the principal and accrued and unpaid interest amounts. The potential impact of EITF 04-08 to DST is that the calculation of diluted earnings per share would begin to include an incremental amount of shares assumed to be issued for the conversion spread for periods that the Company's stock price exceeds $49.08 per share. Under current generally accepted accounting principles, the Company's calculation of diluted earnings per share would not include any incremental shares from assumed conversions of the convertible debentures until such time that the Company's common stock exceeded the contingent conversion price of $58 per share. EITF 04-08 is expected to be issued in final form in the latter part of 2004, with a fourth quarter effective date. The Company does not believe EITF 04-08 would have impacted the Company's calculated diluted earnings per share for any historical periods. EITF 04-08 will only affect the Company's calculation of diluted earnings per share if the Company's share price is between $49.08 and $58.00 per share.

The second proposed standard involves an amendment to SFAS 128 Earnings per Share. The proposed amendment, which is designed for convergence with international accounting standards, would require the use of the "if-converted" method from the date of issuance of the convertible bond. The proposed amendment would remove the ability of a company to support the presumption that the convertible securities will be satisfied in cash and not converted into shares of common stock. Accordingly, the Company's stated intention to settle the conversions with cash for the principal and accrued and unpaid interest and issue common stock for any conversion value amount over the principal and accrued and unpaid interest amounts would no longer be accepted under SFAS 128. The proposed amendment to SFAS 128 is expected to become effective in the first quarter of 2005, and would require retroactive restatement of a company's diluted earnings per share calculations. Under the proposed amended SFAS 128 "if converted" method, in calculating diluted earnings per share the Company would need to increase net income for the interest expense associated with the convertible debentures, net of tax, and increase the incremental shares assumed to be issued upon conversion to 17.1 million shares, the amount of shares that would be issued if all $840 million of convertible debentures would be converted to equity. Under this method, diluted earnings per share would have been $0.56 and $1.11 for the three and six months ended June 30, 2004, respectively. Diluted earnings per share would have been $2.69 for the year ended December 31, 2003 as compared to the reported amount of $2.77.

The proposed changes in accounting principles do not affect DST's ability to ultimately settle the convertible debentures in cash, shares or any combination thereof. They would affect the calculation of diluted earnings per share during the period the debentures are outstanding.

                                                                * * * *

The information and comments above may include forward-looking statements respecting DST and its businesses. Such information and comments are based on DST's views as of today, and actual actions or results could differ. There could be a number of factors affecting future actions or results, including those set forth in DST's latest periodic financial report (Form 10-K or 10-Q) filed with the Securities and Exchange Commission. All such factors should be considered in evaluating any forward-looking comment. The Company will not update any forward-looking statements in this press release to reflect future events.

                                DST SYSTEMS, INC.
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                     (In millions, except per share amounts)
                                   (Unaudited)

                                  For the Three Months      For the Six Months
                                     ended June 30,           ended June 30,
                                    2004       2003         2004         2003
                                  --------   --------     ---------    ---------

  Operating revenues              $ 425.5    $ 431.0      $  855.5     $  862.7
  Out-of-pocket reimbursements      167.8      186.0         347.3        374.1
                                  --------   --------     ---------    ---------
    Total revenues                  593.3      617.0       1,202.8      1,236.8

  Costs and expenses                475.1      506.6         966.3      1,013.9
  Depreciation and amortization      38.7       36.6          75.1         71.7
                                  --------   --------     ---------    ---------

  Income from operations             79.5       73.8         161.4        151.2

  Interest expense                  (13.2)      (3.1)        (26.7)        (6.5)
  Other income, net                   8.4        5.9          14.9         10.1
  Equity in earnings of
       unconsolidated affiliates      5.6        3.7          10.7          3.4
                                  --------   --------     ---------    ---------

  Income before income taxes         80.3       80.3         160.3        158.2
  Income taxes                       28.5       27.3          56.9         53.8
                                  --------   --------     ---------    ---------

  Net income                      $  51.8    $  53.0      $  103.4     $  104.4
                                  ========   ========     =========    =========

  Average common shares outstanding  84.3      118.7          84.2        119.0
  Diluted shares outstanding         86.8      119.6          86.6        120.2

  Basic earnings per share        $  0.61    $  0.45      $   1.23     $   0.88
  Diluted earnings per share      $  0.60    $  0.44      $   1.19     $   0.87


                                DST SYSTEMS, INC.
                      OTHER SELECTED FINANCIAL INFORMATION
                                  (In millions)
                                   (Unaudited)

                                             June 30,          December 31,
  Selected Balance Sheet Information           2004                2003
                                        ------------------- -------------------

  Cash                                      $      95         $      102
  Total assets                                  3,570              3,199
  Total debt                                    1,480              1,465
  Total stockholders' equity                      775                684


                                                   For the Six Months
                                                     Ended June 30,
  Selected Cash Flow Information                2004                 2003
                                        ------------------- -------------------

  Capital expenditures
    Operating segments                      $      68         $       83
    Investments and Other segment                  34                 47


DST Systems, Inc.
333 West 11th Street
Kansas City, MO
64105-1594

NYSE Symbol: DST

Contact:
Thomas A. McDonnell (816) 435-8684
President and Chief Executive Officer
Kenneth V. Hager (816) 435-8603
Vice President and Chief Financial Officer